EXHIBIT 10.1

SETH M. SHAW  “CHIEF EXECUTIVE OFFICER” EMPLOYMENT AGREEMENT

This agreement (the "Agreement") made and entered into this 22th day of August 22, 2012.

BETWEEN	AND
Company Name: IMMUNOVATIVE INC.	Executive’s Name: Seth M. Shaw
Director’s Name: DAVID PRICE SETH M. SHAW ANTONIO TREMINIO	NEWLY APPOINTED CEO // PRESIDENT CHAIRMAN
Address: 417 Saint-Pierre Street, suite 804 Montreal, QC, Canada H2Y 2M4	Address: 27 Edward Road Hopewell Junction, NY 12533
Phone: 514-840-3698	Phone: 917-796-9926
Fax: 514-221-3336	Fax: 917-591-8886
Email: glahlou@imun.com	Email: sshaw@imun.com
Web Address: www.imun.com	Web Address: www.imun.com
hereinafter referred to as the “Company”)	(hereinafter referred to as the “Executive”)

(the Company and the Executive hereinafter collectively referred to as the “Parties”)

This agreement establishes an understanding between the parties and as such both parties agree to be bound by its Terms and Conditions.  This agreement shall not become binding upon the parties until it has been signed by an authorized representative of the Parties and signed and accepted by authorized officers.

RECITALS:

WHEREAS, the parties have agreed to enter into a new Employment Agreement;

WHEREAS, the Company desires to employ Executive upon the terms and subject to the conditions of this Agreement; and

WHEREAS, Executive desires to be employed by the Company upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby covenant and agree as follows:

1.
Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings, and all other capitalized terms used in this Agreement but not defined in this paragraph 1 shall have the meanings assigned elsewhere in this Agreement:

"Base Salary" means $132,000 American dollars per annum, paid in bi-monthly installments of $5,500 per month (or $11,000 monthly).  Executive has voluntarily decided that commencing October 01, 2012, he will not take a cash salary draw from the Company.  Instead he shall receive Restricted (144) shares in the amount of 60,000 per month.  This decision has been taken by Executive to both show confidence in Company’s future and to conserve cash //  reduce monthly burn rate.

2.
1,500,000 share signing bonus to be paid on or before December 31, 2012.  This bonus may either be paid in restricted (144) shares or under Employee Stock Option Plan Shares (Form S8), should that be available prior to the date of December 31, 2012.    (These are fully earned and vested upon signing)

3.
5,000,000 10 year IMUN options @ a strike price of 10 cents per share, that were fully earned under terms of previous consulting agreement dated 12/15/2011 and 2,500,000 restricted shares that shall be (fully vested and earned) once the Company has secured an aggregate capital amount of $7,500,000 USD.  As of the date August 22, 2012, the Company has secured an aggregate capital amount of $6,582,782 USD.  These 10 cent options and Restricted Shares referenced above (Once Company secures aggregate capital raise of $7,500,000 USD) are already fully earned and vested and explicitly expressed as earned (and NOT forfeited) in the AMICABLE CONSULTING AGREEMENT TERMINATION LETTER signed by Executive on August 22, 2012.

4.	Executive is entitled to any and all REASONABLE reimbursements deriving as business activities associated to his role as Chief Executive Officer of Immunovative Inc.

"Cause" means:

a.	Executive's conviction of a felony;

b.	Executive's intentional continuing refusal to perform his normal obligations and duties under this Agreement (except by reason of incapacity due to illness or accident) if he

a.
shall have failed to remedy the alleged breach caused by such conduct within 30 days from the date written notice is given by the Company demanding that he remedy the alleged breach caused by such conduct, or

b.
shall have failed to take reasonable steps in good faith to that end during such 30-day period, provided that after the end of such 30-day period there shall have been delivered to Executive a certified copy of a resolution of the Board of Directors of the Company, taken at a meeting of the Board of Directors at which Executive, together with his counsel, is given the opportunity to be heard, finding that Executive was guilty of intentional continuing refusal to substantially perform his obligations and duties under this Agreement and specifying the details thereof, and that Executive has failed to take reasonable steps in good faith to remedy the alleged breach caused by such conduct,

c.	Executive engaged in willful fraud or defalcation, either of which involved funds or other assets of the Company; or

d.	Upon Executive's breach of any material term of this Agreement (including, but not limited to, the non-compete and confidentiality provisions in paragraphs 7 and 8).

"Change in Control" means and shall be deemed to occur:

(i)
in the event any "person" or more than one such person acting as a group, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner", directly or indirectly, of the securities of the Company, in a transaction or a series of transactions, representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote for the election of directors of the Company;

(ii)
during any period of two consecutive years during the Employment Period, individuals who at the beginning of the Employment Period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director who was not a director at the beginning of the Employment Period has been approved in advance by directors representing at least two-thirds of the directors then in office who were (A) directors at the beginning of the Employment Period, or (B) previously approved in accordance with this subparagraph (ii);

(iii)	the Company sells or otherwise disposes of all or substantially all of its assets; and

(iv)
the Company participates in a merger or consolidation and, immediately following the consummation of such merger or consolidation, the Company's stockholders prior to such merger or consolidation do not own 50% or more of the voting shares of stock of the surviving or successor corporation.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

"Compensation Committee" means the applicable compensation committee of the Board of Directors of the Company.

"Disabled" or "Disability" means a determination, made at the request of Executive or upon the reasonable request of the Company set forth in a notice to Executive, by a physician selected by the Company and Executive, that Executive is unable to perform his duties as specified in this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of 180 days, or for shorter periods aggregating to more than 180 days in any consecutive nine-month period.

"Effective Date" August 22, 2012,  through August 21, 2015    (TERM:  36 Months)

"Employment Period" means the term of Executive's employment pursuant to the provisions of this Agreement.

"Good Reason" means:

(i)	a Change in Control of the Company;

(ii)	a decrease in the total amount of Executive's Salary below the amount in effect on the date hereof;

(iii)
a reduction in Executive's title, a material reduction in his authority, duties or job responsibilities, a material adverse change in his working conditions (including the relocation of Executive's office more than 60 minutes of commuting time from the Company's present executive offices), without Executive's consent, as determined by Executive in his reasonable judgment;

(iv)
a failure by the Company to comply with any material provision of this Agreement if the Company shall have failed to remedy the alleged breach within 30 days from the date written notice of such noncompliance is given by Executive to the Company; or

(v)
any purported termination of Executive's employment which is not effected pursuant to a proper Notice of Termination (and for purposes of this Agreement no such purported termination shall be effective).

"Notice of Termination" means a written notice of either the Company or Executive, as applicable, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination.

"Termination Date" means the effective date of employment termination.

TERMS OF EMPLOYMENT:

5.
Term of Employment. The Company shall employ Executive, and Executive shall be employed by the Company and shall provide services to the Company upon the terms and conditions hereinafter set forth. The initial term of Executive's employment with the Company shall continue, unless earlier terminated pursuant to Section 5 hereof, through August 21, 2015 (the "Employment Period"); provided, however, that after expiration of the initial term, the Employment Period shall automatically be renewed each January 1 for successive one-year terms unless the Company or Executive delivers written notice to the other party at least sixty (60) days preceding the expiration of the initial term or any one-year extension date of the intention not to extend the term of this Agreement.

6.
Performance of Duties. Executive shall have the title of President and Chief Executive Officer of the Company, and he shall possess such powers and perform such duties as are normally incident to such position, and also as provided in the By-laws of the Company and in accordance with the General Corporation Law of the State of Delaware. During this period, Executive agrees that he shall perform his duties faithfully and efficiently subject to the direction of the Board of Directors of the Company, and the Company agrees that Executive shall be required to report to the Board of Directors.

Executive agrees that during the Employment Period he shall devote substantially his full business time to business affairs of the Company. Executive may serve in any capacity with any civic, educational and charitable organization provided, in each case, such activities do not materially interfere with the performance of his duties hereunder, and such service is consistent with all Company policies and procedures regarding such service. Executive shall be entitled to retain all compensation (whether in the form of cash, equity securities or perquisites) paid or delivered to Executive in connection with such civic, educational or charitable activities. Executive agrees that Executive shall not, without the prior consent of the Board of Directors of the Company (which consent shall not be unreasonably withheld), agree to serve on any boards of directors other than the boards of directors upon which Executive presently serves.

7.
Compensation. For services rendered by Executive, and upon the condition that Executive fully and faithfully perform all of his duties and obligations set forth herein, Executive shall be compensated for his services as follows:

Salary. Executive shall receive an annual salary, payable in monthly or more frequent installments, in accordance with the usual payroll practice of the Company, in an amount equal to $132,000 ( Salary"), less income tax withholdings and other normal employee deductions. The Salary shall be reviewed annually as of the end of each fiscal year commencing September 01, 2012 by the Compensation Committee, and may, at the sole discretion of the Compensation Committee, be increased by an amount that it deems appropriate. If the Salary is increased by the Compensation Committee, it shall not be decreased thereafter during the Employment Period. Any increase in salary compensation shall cause a corresponding increase in the "deferred salary" by the same percentage.

Notwithstanding the above provisions, salary shall increase a minimum of 2.0% above the previous year during the term of this employment agreement.

a.
Bonus. Executive shall receive a yearly bonus payment in accordance with the Executive Bonus program which shall be established by the company Compensation committee. The company's Executive Bonus program will be consistent with industry standard and practice within the technology field.

b.
Working Hours. The standard working week of Company is 60 hours, based on 8 hours per day, Monday to Friday. It is understood, however, that hours may vary in order to comply with Company's commitment to the highest standard of professional performance. Executive’s salary represents payment for all those hours so worked. The above example serves as a guideline only. Executive shall not be in default under this agreement if he fails to maintain a minimum effort of  40 hours per week or 8 hours per working day toward the company’s goals, it being understood by the company that Executive is being compensated as an Executive first and foremost and is not being compensated as an hourly employee and is not an hourly employee

c.
Management Stock Option Plan. Should the Company establish a stock option plan or plans with respect to which executives of the Company participate and which exempts other employees of the Company generally, Executive shall be entitled to participate in such plans in the same manner as other executives of the Company.

d.	Automobile. The Company shall provide the Executive with reasonable reimbursements fort gas and mileage driven pursuant to standards adopted by other U.S. companies.

e.	Insurance for the Vehicle with a Minimum of 500k / 500k insurance limits and Maintenance shall not be included

f.
Benefits. During his employment with the Company, Executive shall be entitled to participate, to the extent he meets all eligibility requirements of general application, in any and all employee benefit plans, programs and arrangements which are now or hereafter adopted by the Company to provide benefits for its employees, including, but not limited to, medical and hospitalization, group term life insurance, health insurance, disability, and retirement plans. Additionally, Executive shall receive such other benefits as Company may make generally available to its executive officers.

g.
Vacation. Executive shall be entitled to a minimum of four (4) weeks of paid vacation, during each calendar year and to paid holidays and other paid leave set forth in the Company's policies in effect from time to time, to be taken at times agreeable to both the Executive and the Company.  Any vacation not used during a calendar year may not be used during any subsequent period. Vacation time shall be prorated for any partial calendar year of employment. Unused vacation will be paid on a prorated basis based on annual compensation.

h.
Holidays. Executive is entitled to take national holidays stipulated and in force in the National Holidays Law and other holidays as designated by the Company without deduction from Base Salary. Executive may on exception be required to work on a national or other holiday. Reasonable notice of this requirement will be given.

i.	Family & Sick Leave. Executive shall accrue paid family and sick leave at a rate of one-half day (1/2) per month of employment.

j.
Travel and Expenses. The Company shall reimburse Executive for the reasonable and necessary business expenses incurred by him in connection with the performance of his duties and obligations as set forth herein consistent with any existent Company policy with respect to same. Reimbursement shall be made upon the presentation by Executive to the Company of reasonably detailed statements of such expenses.

k.
Moving Expenses. The Company will cover reasonable expenses for moving if required, including packing and moving of household goods, up to three month temporary housing, up to three house hunting trips for the family, and weekly travel for you to and if required, until your family is relocated. In addition the Company will gross up year end W-2 income to cover non-deductible relocation expenses.

l.
Educational Costs. During the term of employment of Executive hereunder, the Company will pay all license fees, occupation taxes and reasonable educational costs and expenses necessary to maintain Executive's good standing under any professional licenses required in connection with Executive's employment by the Company.

m.	Life Insurance. EXECUTIVE HAS HIS OWN LIFE INSUANCE ALREADY

n.
Office and support staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company.

o.
Communications. The company shall reimburse executive via expense report for high speed internet at the executives home for the term of this agreement for rapid communications. Additionally the company will reimburse the executive for his wireless phone use via expense report.

p.	Commissions. NONE

8.
Termination. Executive's employment hereunder shall terminate at the end of the Employment Period. In addition, the Employment Period may be terminated at any time as provided herein. After Notice of Termination has been delivered, and prior to the Termination Date, Executive shall make reasonable efforts to cooperate with Company in achieving a transition of Executive's duties and responsibilities.

a.	Cause. The Employment Period may be terminated at the option of the Company for Cause effective upon the date stated in the Notice of Termination to Executive.

b.	Death. The Employment Period will terminate automatically effective upon Executive's death.

c.
Disability. In the event Executive becomes Disabled (as such term is hereinafter defined) during the Employment Period, and the Company is unable to make a reasonable accommodation which would enable Executive to continue to perform the essential functions of his employment position with the Company, the Employment Period may be terminated at the option of Executive or the Company effective 30 days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period). Unless otherwise agreed by Executive and the Board of Directors, the determination by the physician selected by Company and Executive that Executive is disabled shall be binding upon the Company and Executive.

d.
Voluntary Resignation. Executive may resign his employment at any time with or without Good Reason, effective upon Notice of Termination (which shall state whether such resignation is with Good Reason) given by Executive to the Company. Company will pay executive nine months total compensation in a lump sum distribution on or before the fifteenth day following the Date of Termination. Benefits as stated in section 4 “a” through “p” shall continue for 9 months.

e.
Termination without Cause by the Company. The Company may terminate Executive's employment at any time, effective upon Notice of Termination (which shall state that such termination is without Cause) given by the Company to Executive. Company will pay executive eighteen months or remainder of employment contract which ever is greater, the total compensation in a lump sum distribution on or before the fifteenth day following the Date of Termination.. Other benefits as stated in section 4 “a” through “p” will continue for a period of 18 months or remainder of contract which ever is greater.

f.
If, within 30 days after any Notice of Termination for Cause is given by the Company, Executive notifies the Company that a dispute exists concerning the termination, then the Termination Date shall be the date (the "Final Determination") as determined either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected). Notwithstanding the foregoing, the Company shall not be prohibited from removing Executive from his position with the Company pending the Final Determination provided that such removal is without prejudice to Executive's rights to receive all benefits from the Company to which he may be entitled upon the Final Determination.

9.	Separation Benefits. Executive shall be entitled to receive separation benefits upon such events and in such amounts as are set forth in this Section 6.

a.
Termination. In the event that Executive's employment with the Company is terminated at any time for any reason during the Employment Period by the Company then Executive (or if he shall have died after termination but prior to payment, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) shall be paid by the Company an amount equal to the product of Executive's Annual Salary in effect as of the Date of Termination, multiplied by a factor of two, payable in cash in a lump sum on or before the fifteenth day following the Date of Termination.

b.
Termination Upon Death. If the Employment Period is terminated by Executive's death, the Company shall pay Executive's surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest, (i) an amount equal to the then current Salary (paid in one lump sum payment on or before the fifteenth day following the date of Executive's death), and (ii) any death benefit payable under any employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of his death.

c.
Termination Upon Disability. If the Employment Period is terminated in accordance with the terms of paragraph 5(c) because of Executive's Disability, the Company shall pay to Executive (or in the event of Executive's death after finding of Disability, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) all compensation and benefits specified under paragraph 4 herein, for a period of one year from the Date of Termination, payable in the same manner as if the Employment Period had not been terminated.

d.
Additional Separation Benefit. Benefits as stated in section 4 “a” through “p” will continue for a period of 18 months or remainder of contract which ever is greater following (i) the full completion of the Employment Period or (ii) following the Date of Termination of the Employment Period for any reason by the Company, the Company shall permit, at the Company's expense, Executive, his spouse and dependents, as applicable (the "Benefit Participants"), to participate in all group medical health insurance plans and employee benefit plans, programs and arrangements now or hereafter made available to the senior executive employees of the Company (the "Plans") (including but not limited to such Plans in which Executive was entitled to participate immediately prior to the Date of Termination), in the same manner provided to its other senior executive employees; provided, however, that this paragraph 6(d) shall not apply in the event that (i) the Company shall hereafter terminate the applicable Plan, or (ii) the participation of the Benefit Participants in such Plan is prohibited by law or, if applicable, would disqualify such Plan as a tax qualified plan pursuant to the Code, or (iii) the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan. In the event that any of the Benefit Participants' participation in such Plans is prohibited by law or, if applicable, would disqualify the Plan as a tax qualified plan, or the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan, the Company shall permit the Benefit Participants to acquire substantially comparable coverage or benefits, at the Company's expense, from a source of Executive's or his spouse's choosing, provided however, that if provision of such coverage or benefit would result in a cost of excess of 130% of the cost to the Company if provided under a Company Plan, the Company may satisfy its obligations under this paragraph 6(d) by contributing to the Benefit Participants 130% of the cost to the Company under the Company Plans. Notwithstanding the foregoing, in no event will the Benefit Participants receive from the Company the coverage and benefits contemplated by this paragraph 6(d) if the Benefit Participants receive such coverage and benefits from any other source.

e.
Tax Withholding. All payments of salary and other compensation to Executive pursuant to this Agreement shall be made after deduction of any taxes required to be withheld with respect thereto under applicable federal, state and local laws. In the case of Options and Restricted Stock, Executive may pay such withholding tax obligations pursuant to any method permitted under the terms of Company's Stock Plan.

f.
Excise Tax Gross-Up. If any payment to Executive pursuant to this Agreement or any other payment or benefit from the Company, any Affiliate, any shareholder of the Company or any other person is determined to be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (the "Excise Tax"), then Executive shall receive a Tax Gross-Up Payment with respect to all such excise taxes and similar taxes. The "Tax Gross-Up Payment" shall mean an amount payable to the Executive such that, after payment of all federal, state and local taxes on such Tax Gross-Up Payment, there remains a balance sufficient to pay the Excise Tax being reimbursed. The Company's outside auditor (the "Auditor") shall determine whether any payment under this Agreement is subject to an Excise Tax and, if so, the amount and timing of the Tax Gross-Up Payment.

10.
Non-competition. During the Employment Period and continuing until the six month termination anniversary thereof, Executive shall not, without the prior written authorization of the Board of Directors of the Company, (i) directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive or adverse to the Company's business welfare, (ii) engage in any activity, whether alone, as a partner, or as an officer, director, employee, consultant, independent contractor, or stockholder in any other corporation, person, or entity which is competitive with or adverse to the Company's business welfare, (iii) hire or solicit for hire any of the Company's employees, prospective employees or consultants (iv) solicit the business of any client of the Company, or any prospective client of the Company that had been serviced or solicited by the Company during the six (6) months preceding Executive's termination, or (v) enter into any agreements with any supplier of the Company regarding the sale or distribution of products of the supplier.

In the event that Executive's employment with the Company is terminated by Executive or the Company at any time, for any reason whatsoever, the Company shall have the right to inform any of Executive's future employers or prospective employers of the existence of this Section 7 of the Agreement. This Section 7 shall not, however, prevent Executive from investing in securities issued by any such competitive or adverse corporation provided the holdings thereof by Executive do not constitute more than five percent of any one class of such securities.

11.	Confidentiality.

a.
Disclosure and Use. Executive shall not disclose or use, or authorize anyone else to disclose or use, at any time, during the Employment Period, any trade secrets or other confidential information of the Company of which Executive is or becomes informed or aware of prior to or during the Employment Period, except (i) as may be required for Executive to perform his duties and obligations under this Agreement, (ii) to the extent such information has been disclosed to Executive by a third party who is not affiliated with the Company or which otherwise becomes generally available to the public, (iii) information which must be disclosed as a result of a subpoena or other legal process, provided that the Company is given reasonable notice and an opportunity to obtain a protective order, or (iv) unless Executive shall first secure the Company's prior written authorization. This paragraph shall survive the termination of this Employment Period, whether by lapse of time or otherwise, and shall remain in effect and be enforceable against Executive for six months or if Company trade secrets or confidential information becomes public prior to the time limit. Executive shall execute additional agreements and confirmations of his obligations to the Company concerning such non-disclosure of Company trade secrets and other confidential information as the Company may require from time to time, provided that the execution of such additional agreements and confirmations are (i) reasonable and (ii) are required of all other senior executive employees of the Company under similar circumstances.

b.
Return of Materials. Upon termination of his employment for any reason, Executive (or in the event of termination due to Executive's death, his surviving spouse or personal representative, as applicable) shall promptly deliver to the Company all materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Executive. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer database, rolodex and other property delivered to or compiled by the Executive by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers which pertain to the business of the Company (including the respective subsidiaries thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of the Executive's employment with the Company, the Executive shall deliver all such materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive's employment.

12.
Inventions. Executive hereby assigns to the Company all of his rights, title, and interest in and to all inventions, discoveries, processes, designs, and other intellectual property, including but not limited to trade secrets, copyrights, patents, trademarks and trade names (collectively hereinafter referred to as "Inventions"), and all improvements on existing Inventions made or discovered by Executive during the term of his employment by the Company. Promptly upon the development or making of any such Invention or improvement thereon, Executive shall disclose the same to the Company and shall execute and deliver to it such reasonable documents as it may request to confirm the assignment of Executive's rights therein and, if requested, shall assist the Company in applying for copyright, patent or trademark protection and prosecuting any patents which may be available in respect thereof. The Company acknowledges and hereby notifies Executive that this paragraph 9 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates to (i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

13.
Remedies. If, at any time, Executive violates to any material extent any of the covenants or agreements set forth in paragraphs 7, 8 or 9, the Company shall have the right to terminate all of its obligations to make further payments under this Agreement. Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 7, 8 or 9, that damages for such a breach are not easily calculated, and that any remedy at law would be inadequate. Therefore, Executive agrees that the Company shall be entitled to an injunction restraining Executive from any actual or threatened breach of paragraphs 7, 8 or 9 or to any other appropriate equitable remedy without any bond or other security being required. It is expressly understood between the parties that this injunctive or equitable relief shall not be Employer's exclusive remedy for breach of this Agreement. Without limitation, in the event of any breach by Executive of paragraphs 7, 8 or 9 of this Agreement, such Executive shall not be entitled to receive any salary payments or any other compensation beyond the date of such breach to which he would otherwise be entitled, and Executive shall be obligated to repay to Employer salary payments received by him at any time after the occurrence of such breach.

14.	Resolution of Disputes.

a.
In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement (other than a controversy arising out of or relating to paragraphs 7, 8 or 9 hereof), which cannot be settled amicably by the parties, such controversy shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes, by an independent arbitrator. Either the Company or Executive may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in the City of Chicago, Illinois, and a decision of the matter submitted to the arbitrator shall be rendered promptly in accordance with the rules of the American Arbitration Association. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys' fees. The decision of the arbitrator shall be final and binding upon all parties hereto. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

b.
Notwithstanding the foregoing, Executive acknowledges and agrees that the Company may seek in a court of competent jurisdiction an injunction prohibiting Executive's breach or alleged breach of paragraphs 7, 8 and 9.

15.
Legal Fees. Should any litigation or arbitration be commenced concerning any provision of this Agreement or Executive's employment or termination of employment, the prevailing party shall be entitled, in addition to such other relief as may be granted, to its attorneys' fees and costs incurred by reason of such litigation or arbitration.

16.	Executive's Representations and Warranties. Executive hereby represents, warrants, and covenants that:

a.
Executive has no actual or potential conflict of interest performing Executive's obligations and duties hereunder, will avoid any such conflict during the Employment Period and will immediately report any such conflict to the Company;

b.	the execution, delivery, and performance of this Agreement by Executive will not violate any law, order, regulation, agreement, contract, promise or duty by which Executive is bound;

c.	this Agreement is duly executed and is valid and binding on Executive in accordance with its terms.

17.
Proof of right to work. For purposes of federal immigration law, you may be required to provide the company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

18.
Indemnification and Insurance.  The Company shall indemnify Executive with respect to matters relating to Executive's services as an officer and/or director of the Company or any of its Affiliates, occurring during the course and scope of Executive's employment with the Company, to the extent and pursuant to the procedures set forth in the Company's By-laws, and in accordance with the terms and procedures of any other indemnification which is generally applicable to executive officers of the Company and that may be provided by the Company from time to time.  The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the By-laws.  The Company will also cover Executive under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to any other executive officer or director of the Company.  The provisions of this Section 14 will survive the termination of this Agreement for any reason.

MISCELLANEOUS

19.	Amendment and Termination. This Agreement may not be amended or cancelled except by written instrument signed by both parties and approved by the Board of Directors or a committee thereof.

20.
Modification and Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing, signed by the parties hereto. The waiver by Company or Executive of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

21.
Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given or delivered and received (i) when delivered personally (which shall be deemed to include delivery via express courier such as Federal Express), or (ii) three days after having been sent by registered or certified mail, return receipt requested, or (iii) upon receipt when sent by facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	If to Executive:

IMMUNOVATIVE INC.	Mr. Seth M. Shaw
Attn: David Price	27 Edward Road
417 St. Pierre Street, ste 804	Hopewell Junction, NY 12533
Montreal, QC, Canada H2Y 2M4	Fax: (845) 454-2887
Fax: 514-221-3336

Either the Company or Executive may, at any time, by notice to the other, designate another address for service of notice on such party.

22.
Non-assignment. The interests of Executive under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered. Company may assign its rights, duties or obligations under this Agreement to any person with whom it has merged or consolidated, or to whom it has transferred all, or substantially all, of its assets.

23.
Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed (i) modified only to the extent necessary to render such provision valid, or (ii) not applicable to given circumstances, or (iii) excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one of more of the provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

24.
Successors. This Agreement shall be binding upon, and inure to the benefit of the parties and their permitted successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person, other than the parties and their respective successors and assigns permitted by this Agreement, any right, remedy or claim under, or by reason of, this Agreement.

25.
Entire Agreement. This Agreement constitutes the entire agreement between Company and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement made between the parties.

26.	Counterparts. The Agreement may be executed in two or more counterparts, any one of which shall be deemed an original and all of which taken together shall constitute a single instrument.

27.
Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

28.
Cumulative Rights.  All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.  Executive's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of Executive and rights and remedies of the Company created pursuant to any other agreement.

29.	Headings. The paragraph headings contained herein are for convenience of reference only and are not to be used in the construction or interpretation hereof.

23.	Effective Date. This Agreement shall be effective on the Effective Date.

ACKNOWLEDGEMENT. Executive acknowledges that he has read, understood and accepts the provisions of this agreement. He also acknowledges that he has had the opportunity to and has reviewed the terms and conditions of this agreement.